UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2009

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400 7201 West Lake Mead Blvd. Las Vegas, Nevada 89128	89128
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-804-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the Plan Support Agreement (as defined below) is incorporated into this Item 1.01 by reference.

Item 1.03	Bankruptcy or Receivership.

On December 20, 2009, Citadel Broadcasting Corporation (the “Company”) and certain of its subsidiaries (the “Subsidiaries”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Cases”).

The Debtors will continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On December 20, 2009, the Company issued a press release (the “Press Release”) announcing the foregoing. A copy of the Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The Press Release also announced that the Company had reached an accord with over 60% of its senior secured lenders on the terms of a pre-negotiated financial restructuring that will seek to extinguish approximately $1.4 billion of indebtedness. Specifically, the Company entered into a letter agreement, effective as of December 20, 2009 (the “Plan Support Agreement”), with over 60% of the holders of the Company’s secured debt issued pursuant to the Credit Agreement dated as of June 12, 2007 (as amended, supplemented or otherwise modified as of the Petition Date, the “Credit Agreement”), among Citadel, the several lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. A form of the Plan Support Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Attached as Exhibit “1” to the Plan Support Agreement, and as described in greater detail in the Press Release, is a plan of reorganization term sheet (the “Term Sheet”) pursuant to which Citadel and the lenders have agreed that approximately $2.1 billion of its secured credit facility will be converted into a new term loan in the principal amount of $762.5 million. Holders of senior secured claims will receive a pro rata share of the new term loan and 90% of the new common stock in reorganized Citadel under a plan of reorganization for the Company. Holders of unsecured claims, including the secured lenders’ deficiency claim of approximately $900 million, the Debtors’ unsecured notes and general unsecured claims will have the option to receive either a pro rata share of cash in an amount equal to 5% of the unsecured claim (capped at $2 million) or 10% of the new common stock, subject to dilution for distributions under reorganized Citadel’s management equity incentive program.

On December 21, 2009, the Company issued a press release (the “First Day Motion Press Release”) announcing that the Bankruptcy Court granted all of the Company’s “first day” motions and applications. A copy of the First Day Motion Press Release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

The First Day Motion Press Release noted that the Bankruptcy Court approved the Company’s access to more than $36 million of cash on hand, as well as all cash generated from daily operations, which will be used to continue to satisfy Citadel’s obligations without interruption during the course of its restructuring. The First Day Motion Press Release further announced that the Company also received Bankruptcy Court authorization to, among other things, pay pre-petition employee wages, salaries, health benefits and other employee obligations during its restructuring, as well as authority to continue to honor its current customer programs. The Company is authorized under the Bankruptcy Code to satisfy post-petition expenses incurred in the ordinary course of business without seeking Bankruptcy Court approval.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 20, 2009, the Company and certain of its subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, as described in Item 1.03 above. Under the terms of the Company’s Credit Agreement, pursuant to which Citadel received approximately $2,076 million in aggregate outstanding loans, and under which approximately $2.9 million in aggregate face amount of outstanding letters of credit were issued and remain outstanding for the account of Citadel and the other Debtors, the lenders’ obligations to loan additional money to the Company terminated since the filing of the Cases constituted an event of default under the Credit Agreement, and the outstanding principal balance of all loans and other obligations became immediately due and payable as a result of the filing of the Cases. The current aggregate principal amount outstanding under the Credit Agreement is not less than $2,076 million.

The filing of the Cases also created an event of default under the Company’s ISDA 2002 Swap Master Agreement between the Company and JPMorgan Chase Bank, N.A. dated June 26, 2007 (the “Master Agreement”) and the Interest Rate Swap Transaction between the Company and JPMorgan Chase Bank, N.A. dated June 27, 2007 (together, the “Swap Agreements”). Under the terms of the Swap Agreements, the Swap Agreements are terminable upon the filing of the Cases and all obligations thereunder become immediately due and payable as a result of such termination. On December 21, 2009, the Company received notice that JPMorgan Chase Bank, N.A., pursuant to section 5(a)(vii) of the Master Agreement, designated December 22, 2009 as the “Early Termination Date” in respect of all outstanding transactions under the Master Agreements. JPMorgan Chase Bank, N.A. indicated in its letter to the Company that it intends to make calculations contemplated by section 6(e) of the Master Agreement on or as soon as reasonably practicable after the Early Termination Date and provide the Company with a statement as contemplated under section 6(d)(i) of the Master Agreement.

The filing of the Cases also created an event of default under the Company’s Indenture, dated February 18, 2004, between Citadel and Wilmington Trust Company, as indenture trustee, providing for the issuance of 1.875% convertible, subordinated notes. Under the terms of the Indenture, the entire principal balance of all loans and other obligations became immediately due and payable as a result of the filing of the Cases. The current amount outstanding under the Indenture is not less than $500,000.

The filing of the Cases also created an event of default under the Company’s Amended and Restated Indenture, dated June 11, 2008, between Citadel and Wilmington Trust Company, as indenture trustee, providing for the issuance of 1.875% convertible, subordinated notes. Under the terms of the Indenture, the entire principal balance of all loans and other obligations became immediately due and payable as a result of the filing of the Cases. The current amount outstanding under the Indenture is not less than $49.1 million.

The ability of creditors of the Debtors to seek remedies to enforce their rights under the credit facilities, agreements and notes described above is stayed as a result of the filing of the Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Plan Support Agreement

99.1	Press release issued December 20, 2009

99.2	Press release issued December 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: December 23, 2009	By:	/s/ RANDY L. TAYLOR
Randy L. Taylor Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Plan Support Agreement

99.1	Press release issued December 20, 2009

99.2	Press release issued December 21, 2009